EXHIBIT 99.1

News Release	TRW Automotive 12001 Tech Center Drive Livonia, MI 48150

Investor Relations Contact:
Patrick R. Stobb
(734) 855-3140

Media Contact:
Manley Ford
(734) 855-2616
James F. Albaugh Joins TRW Board of Directors
LIVONIA, MICHIGAN, September 18, 2006 — TRW Automotive Holdings Corp. (NYSE: TRW) today announced the election of James (Jim) Albaugh, executive vice president, The Boeing Company, to the Company’s Board of Directors. The appointment is effective immediately and will bring the number of TRW Directors to nine. Mr. Albaugh joins as an independent director and will serve on the Board’s Audit Committee.
Mr. Albaugh is currently president and chief executive officer of Boeing’s Integrated Defense Systems and a member of the company’s Executive Council. This $30.8 billion business unit includes Boeing’s defense, government, intelligence, space and communications capabilities. Prior to his current position, Mr. Albaugh, who joined Boeing in 1975, held various executive positions, including president and chief executive of Space and Communications and president of Space Transportation. He is a fellow of the American Institute of Aeronautics and Astronautics; the Royal Aeronautical Society; an elected member of the International Academy of Aeronautics, the Aerospace Industries Association Board of Governors Executive Committee and other professional organizations.
With his appointment to the Audit Committee, Mr. Albaugh replaces Ms. Jody Miller, who remains on the Board of Directors.

About TRW
With 2005 sales of $12.6 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 63,000 people in 26 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services.
All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trwauto.com.
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